================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               VISIO CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                        [LOGO OF VISIO CORPORATION APPEARS HERE]


January 8, 1999


Dear Shareholder:

On behalf of Visio Corporation, I cordially invite you to attend our Annual Meeting of Shareholders to be held on Wednesday, February 24, 1999, at 10:00 a.m., at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington.

This year you are asked to (1) elect seven directors to the Company's Board and
(2) ratify the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal year 1999. Additional details regarding these issues are provided in the attached Notice of Annual Meeting and Proxy Statement.

As the Company's Chief Executive Officer, I urge you to vote "For" both proposals.

It is important that your shares be represented, whether or not you plan to attend the meeting. Therefore, please complete, sign, date, and promptly return the enclosed proxy in the enclosed postage-paid envelope. This will not limit your right to attend the annual meeting and vote in person but will assist us in our preparations for the meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your support of the Company. We look forward to seeing you at the meeting.

                                    Sincerely,


                                    /s/ Jeremy A. Jaech

                                    Jeremy A. Jaech
                                    President, Chief Executive Officer and
                                    Director

                               VISIO CORPORATION
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               FEBRUARY 24, 1999

To The Shareholders of Visio Corporation:

  NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Visio Corporation, a Washington corporation (the "Company"), will be held at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington, on Wednesday, February 24, 1999, at 10:00 a.m., local time, for the following purposes:

  1. To elect seven directors of the Company to serve for the ensuing year until the Company's 2000 annual meeting of shareholders and until their successors are elected and qualified.

  2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal year 1999.

  3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only shareholders of record at the close of business on December 21, 1998 are entitled to notice of, and to vote at, this meeting or any adjournment or postponement thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Wm. Kenneth McGraw

                                          Wm. Kenneth McGraw
                                          General Counsel and Secretary

Seattle, Washington
January 8, 1999


                                   IMPORTANT

 ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. PROMPTLY COMPLETING, SIGNING, DATING AND RETURNING THE PROXY WILL SAVE THE COMPANY THE EXPENSES AND EXTRA WORK OF ADDITIONAL SOLICITATION. AN ADDRESSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                               VISIO CORPORATION
                                520 PIKE STREET
                           SEATTLE, WASHINGTON 98101

                      PROXY STATEMENT FOR ANNUAL MEETING
                                OF SHAREHOLDERS
                         TO BE HELD FEBRUARY 24, 1999

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Visio Corporation (the "Company") to be voted at the annual meeting of the shareholders of the Company, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The annual meeting will be held at 10:00 a.m. on Wednesday, February 24, 1999, at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington. This Proxy Statement was first mailed to shareholders on January 8, 1999.

  The principal executive offices of the Company are at 520 Pike Street, Suite 1800, Seattle, Washington 98101, and its telephone number at that location is
(206) 521-4500. In February 1999, the Company will relocate its principal executive offices to 2211 Elliott Avenue, Seattle, Washington 98121. The Company's telephone number at that location will be (206) 956-6000.

                INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARES OUTSTANDING

  Shareholders of record at the close of business on December 21, 1998 are entitled to notice of and to vote at the annual meeting. On December 21, 1998, there were 30,331,949 shares of common stock outstanding, held of record by 233 shareholders. All share numbers in this Proxy Statement reflect a two-for-one split effective August 8, 1997.

VOTING TABULATION

  Voting; Quorum. Every shareholder voting for the election of directors is entitled to one vote for each share of common stock held. Shareholders do not have the right to cumulate their votes in the election of directors. On all other matters, each share is likewise entitled to one vote on each proposal or item that comes before the annual meeting. The Company's Bylaws provide that a majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business.

  Vote Required. Under the Washington Business Corporation Act, the election of the Company's directors requires a plurality of the votes represented in person or by proxy at the meeting, and the ratification of the appointment of the Company's independent auditors requires that the votes in favor exceed the votes against the proposal. Votes cast by proxy or in person at the meeting will be tabulated by ChaseMellon Shareholder Services.

  Effect of an Abstention and Broker Nonvotes. A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees for director or other proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions by their clients as to the election of directors or the ratification of auditors may vote their clients' proxies in their own discretion with respect to such proposals. Accordingly, there can not be any broker nonvotes on these matters.

  Voting Electronically Via Internet or Telephone; Electronic Distribution of Proxy Materials. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides shareholders whose shares are registered in the name of a participating bank or brokerage firm the opportunity to vote via the Internet or by telephone. The voting form sent to a beneficial owner will provide instructions if such options are available. In addition, if a shareholder who holds shares of the Company's common stock in a bank or brokerage account also holds shares of another company in the same account, and such shareholder consented to the electronic distribution of the proxy materials of such other company, then the Company's proxy materials will be made available to the shareholder electronically, and the shareholder will not receive a paper copy of such materials. Prior to the annual meeting, the shareholder will receive information on how to access the proxy materials as well as voting instructions.

  Except as provided in the preceding paragraph, all shareholders of the Company will receive paper copies of the Company's proxy materials for the 1999 annual meeting. However, in connection with its 2000 annual meeting of shareholders, the Company currently intends to provide its shareholders with the option to access the related proxy materials electronically in lieu of receiving paper copies. Accompanying this Proxy Statement are instructions for shareholders who wish to exercise this option for the 2000 annual meeting.

SOLICITATION OF PROXIES

  The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Also, ChaseMellon Shareholder Services may solicit proxies at an approximate cost of $3,500 plus reasonable expenses. Such solicitations may be made personally or by mail, facsimile, telephone, telegraph, or messenger. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for reasonable out-of-pocket and clerical expenses of forwarding solicitation materials to their principals.

REVOCABILITY OF PROXIES

  Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby, by delivering a signed statement to the Secretary of the Company at or prior to the annual meeting or by executing another proxy dated as of a later date.

PROPOSALS OF SHAREHOLDERS

  In accordance with the Company's Bylaws, a shareholder proposing to transact business at the Company's annual meeting of shareholders must provide notice of such proposal, in the manner required by the Company's Bylaws, no later than 60 days prior to the date of such annual meeting (or, if the Company provides less than 60 days' notice of such meeting, no later than 10 days after the date of the Company's notice). For shareholder proposals to be considered for inclusion in the Company's proxy statement and form of proxy relating to its 2000 annual meeting of shareholders, such proposals must be received by the Company no later than September 10, 1999. In addition, if the Company receives notice of a shareholder proposal after November 24, 1999, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  Seven directors are to be elected at the annual meeting, to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy. Management expects that each of the nominees will be available for election, but, if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill any such vacancy.

NOMINEES

  Jeremy A. Jaech, age 44, is a founder of the Company and has been its President, Chief Executive Officer and a director, acting as Chairman of the Board, since 1990. Before founding the Company, Mr. Jaech co-founded Aldus Corporation ("Aldus"), a software development company that was acquired by Adobe Systems Inc., where he was the technical leader for the original development of PageMaker from April 1984 to July 1985. Mr. Jaech managed Aldus' product development as Vice President of Engineering from July 1985 to March 1989.

  Theodore C. Johnson, age 42, is a founder of the Company and has been its Executive Vice President since September 1996, its Chief Technology Officer since April 1997, and a director since September 1990. From September 1990 to September 1996, he served as the Company's Vice President, Product Development. Mr. Johnson also served as the Company's Treasurer from September 1990 to August 1995 and as the Company's Secretary from September 1990 to September 1996. From May 1985 to September 1990, Mr. Johnson was employed at Aldus in various development roles.

  Tom A. Alberg, age 58, has been a director of the Company since June 1995. Since January 1996, Mr. Alberg has been a principal of Madrona Investment Group, L.L.C., a private venture investment firm. Mr. Alberg was the President, Chief Operating Officer and a director of LIN Broadcasting Corporation, a cellular telephone company, from April 1991 to October 1995, and an Executive Vice President of AT&T Wireless Services, formerly McCaw Cellular Communications, Inc., from July 1990 to October 1995. Prior to July 1990, Mr. Alberg was Chairman of the Executive Committee and a partner in the law firm of Perkins Coie, Seattle, Washington. Mr. Alberg is also a director of Active Voice Corporation, Advanced Digital Information Corporation, Amazon.com, Inc., Emeritus Corporation, MOSAIX, Inc. and Teledesic Corporation.

  Tom Byers, Ph.D., age 45, has been a director of the Company since May 1995. Since July 1995, Dr. Byers has been an associate professor at Stanford University, and he is a founder of the Stanford Technology Ventures Program, which is the entrepreneurship center for the university's engineering school. Dr. Byers is also the academic director of the AEA/Stanford Executive Institute. From January 1994 to June 1995, Dr. Byers was a lecturer in technology entrepreneurship and marketing at both the University of California, Berkeley and Stanford University. Dr. Byers was the co-founder of Slate Corporation, a software development company, its President from February 1990 to May 1993 and a consultant from June 1993 to December 1993.

  John R. Johnston, age 46, has been a director of the Company since June 1991. Since September 1988, Mr. Johnston has been a general partner of various Technology Venture Investors entities, which are private venture capital limited partnerships. Such partnerships include TVI Management 4, LP and Technology Venture Investors 4. Since August 1995, Mr. Johnston has been a general partner of August Capital, a private venture capital limited partnership. Mr. Johnston was initially elected to the Board of Directors pursuant to the provisions of a stock purchase agreement.

  Douglas J. Mackenzie, age 39, has been a director of the Company since March 1992. Mr. Mackenzie has served with certain venture capital partnerships organized under the Kleiner Perkins Caufield & Byers name since June 1989, most recently as a general partner of Kleiner Perkins Caufield & Byers VIII, LP. Mr. Mackenzie was initially elected to the Board of Directors pursuant to the provisions of a stock purchase agreement.

  Scott Oki, age 50, has been a director of the Company since February 1992. Mr. Oki retired from Microsoft in 1992, where he was head of its International Operations from March 1982 to September 1986 and Senior Vice President of Sales, Marketing and Services from September 1986 until his retirement. Mr. Oki has been the Chairman of Oki Developments, Inc. since 1992 and is the Chief Volunteer of The Oki Foundation, a nonprofit organization. Mr. Oki is a past President of the Board of Regents of the University of Washington.

BOARD RECOMMENDATION

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THESE NOMINEES.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

  The Company's Board of Directors has an Audit Committee and a Compensation Committee. There is no standing nominating committee. During 1998, Messrs. Alberg, Johnston and Oki served on the Audit Committee, which meets with financial management and the Company's independent auditors to review internal accounting controls and accounting, auditing, and financial reporting matters. Effective January 1, 1999, the members of the Audit Committee are Messrs. Byers, Johnston and Oki. During 1998, Messrs. Byers, Johnston and Mackenzie served on the Compensation Committee, which reviews the compensation of the Chief Executive Officer and other officers of the Company, reviews executive bonus plan allocations, and grants stock options to officers and employees of the Company under the Company's long-term incentive compensation plan. Effective January 1, 1999, the members of the Compensation Committee are Messrs. Alberg, Byers and Mackenzie.

  During fiscal year 1998, the Audit Committee met four times, the Compensation Committee met ten times and took action by written consent an additional six times, and the entire Board of Directors met six times and took action by written consent an additional three times. Each director attended 75% or more of the aggregate number of Board meetings and meetings of committees on which such director served.

  None of the directors received any cash compensation during fiscal year 1998 for serving on the Board or on any committees of the Board, except for reimbursement of reasonable expenses incurred in attending meetings. In fiscal year 1998, Messrs. Alberg, Byers, Johnston, Mackenzie and Oki each received an option to purchase 9,000 shares of the Company's common stock pursuant to the terms of the Company's 1995 Stock Option Plan for Nonemployee Directors.

                            ADDITIONAL INFORMATION

     INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS,
                           DIRECTORS, AND MANAGEMENT

  Except as noted, the following table sets forth information regarding the beneficial ownership of the Company's common stock as of November 30, 1998 by
(a) each person known by the Company to own beneficially more than 5% of the Company's outstanding common stock; (b) the Chief Executive Officer and each of the other executive officers of the Company (the "Executive Officers"); (c) each director of the Company; and (d) all directors and Executive Officers of the Company as a group.

                                                                   PERCENT OF
                                             AMOUNT AND NATURE OF COMMON STOCK
                                             BENEFICIAL OWNERSHIP OUTSTANDING
                                             -------------------- ------------
PRINCIPAL SHAREHOLDERS
Dresdner RCM Global Investors LLC (1).......      2,874,254            9.5%

DIRECTORS
Tom A. Alberg (2)...........................         65,625              *
Tom Byers, Ph.D. (3)........................         19,725              *
Jeremy A. Jaech (4)(5)......................      2,000,262            6.6%
Theodore C. Johnson (5)(6)..................      1,772,050            5.9%
John R. Johnston (7)........................        193,729              *
Douglas J. Mackenzie (8)....................         88,690              *
Scott Oki (9)...............................        288,134              *

EXECUTIVE OFFICERS
Timothy J. Buckley (10).....................        204,749              *
Gary E. Gigot...............................        890,874            2.9%
Steve M. Gordon (11)........................         87,750              *
Evelyn Cruz Sroufe..........................              0              *
All Directors and Executive Officers as a
 group (11 persons) (12)....................      5,611,588           18.5%

--------
  *   Less than 1.0%
 (1) The business address of Dresdner RCM Global Investors LLC is 4m Embarcadero Center, San Francisco, CA 94111.
 (2)  Includes 63,625 shares issuable pursuant to stock options.
 (3)  Consists of 19,725 shares issuable pursuant to stock options.
 (4) Includes an aggregate of 120,000 shares over which Mr. Jaech has voting control with respect to the Ryan Philip Johnson Trust of 1995 (60,000 shares) and the Matthew Tyler Johnson Trust of 1995 (60,000 shares), trusts created for the benefit of Mr. Johnson's children. Mr. Johnson has not retained any control over the trusts. Mr. Johnson's father, Vernon D. Johnson, as trustee, has investment power with respect to such shares. Does not include an aggregate of 289,900 shares held by three trusts established for the benefit of Mr. Jaech's children and other relatives. Mr. Jaech is neither a trustee nor a beneficiary of these trusts and disclaims any beneficial ownership of the common stock held by such trusts.
 (5) The business address for Messrs. Jaech and Johnson is: Visio Corporation, 520 Pike Street, Suite 1800, Seattle, Washington 98101.
 (6) Includes an aggregate of 289,900 shares over which Mr. Johnson has voting control with respect to the Christopher Leo Jaech Trust of 1993 (139,900 shares), the Elisabeth Anna Jaech Trust of 1991 (140,000 shares) and the Jeremy and Linda Jaech Educational Trust (10,000 shares), trusts created for the benefit of Mr. Jaech's children and other relatives. Mr. Jaech has not retained any control over the trusts. Seattle-First National Bank, N.A., as trustee, has investment power with respect to such shares. Also includes 60,000 shares held by Mr. Johnson's spouse. Does not include an aggregate of 120,000 shares held by two trusts established for the benefit of Mr. Johnson's children. Mr. Johnson is neither a trustee nor a beneficiary of these trusts and disclaims any beneficial ownership of the common stock held by such trusts.
 (7)  Includes 38,250 shares issuable pursuant to stock options.
 (8)  Includes 32,250 shares issuable pursuant to stock options.
 (9)  Includes 98,250 shares issuable pursuant to stock options.
(10)  Includes 33,748 shares issuable pursuant to stock options.
(11)  Consists of 87,750 shares issuable pursuant to stock options.
(12)  Includes 373,598 shares issuable pursuant to stock options.

MANAGEMENT

  Executive Officers are elected by the Board of Directors and serve at the discretion of the Board. Set forth below is information regarding Executive Officers of the Company who are not directors of the Company.

  Steve M. Gordon, age 39, joined the Company in February 1997 as Chief Financial Officer and Vice President, Finance and Operations. In October 1997 Mr. Gordon was elected Senior Vice President, Finance and Operations, and in May 1998 he was elected Senior Vice President, Finance and Administration. Mr. Gordon also served as Treasurer of the Company from February 1997 to July 1997. From April 1989 until February 1997, Mr. Gordon was employed by Data I/O Corporation, a software and hardware tools manufacturer for semiconductor users, where he served as Corporate Controller from April 1989 to May 1992, Vice President, Finance from May 1992 to October 1993 and Chief Financial Officer and Vice President, Finance and Administration from October 1993 to February 1997.

  Timothy J. Buckley, age 47, joined the Company in November 1993 as Vice President, Sales, in September 1996 became Vice President, Worldwide Sales, and in October 1997 was elected Senior Vice President, Worldwide Sales. From February 1992 to November 1993, Mr. Buckley was Vice President, Sales at Approach Software, a software development company that was acquired by Lotus Development Corporation. From January 1987 to January 1992, Mr. Buckley was Director of Sales of Aldus.

  Gary E. Gigot, age 48, joined the Company in February 1994 as Vice President, Marketing, in September 1996 became Vice President, Worldwide Products, in October 1997 was elected Senior Vice President, Worldwide Products, and in May 1998 was elected Senior Vice President, Worldwide Marketing. Mr. Gigot was employed at Microsoft from July 1990 to February 1994, where he was in Advanced Consumer Technology from July 1993 to February 1994, served as Vice President, Marketing from January 1991 to July 1993 and served as Director, U.S. Marketing from July 1990 to January 1991.

  Evelyn Cruz Sroufe, age 53, joined the Company in May 1998 as Senior Vice President, Worldwide Operations. From 1979 until May 1998, Ms. Sroufe was a partner in the law firm of Perkins Coie llp, Seattle, Washington.

EXECUTIVE COMPENSATION

  The following table discloses compensation received by the Executive Officers for each of the last three fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                      LONG-TERM
                                                     COMPENSATION
                                ANNUAL COMPENSATION     AWARDS
                               --------------------- ------------
                                                      SECURITIES
   NAME AND PRINCIPAL                                 UNDERLYING      ALL OTHER
        POSITION          YEAR SALARY($) BONUS($)(1) OPTIONS (#)  COMPENSATION($)(2)
   ------------------     ---- --------- ----------- ------------ ------------------
Jeremy A. Jaech.........  1998  130,000    29,250            0          4,749
 President and Chief      1997  130,000    90,000            0          5,377
  Executive Officer       1996  126,667    97,500            0          4,682

Theodore C. Johnson.....  1998  150,000    33,750            0          4,608
 Executive Vice           1997  150,000    90,000            0          5,256
  President and Chief     1996  126,667    58,500            0          5,079
  Technology Officer

Timothy J. Buckley......  1998  166,667    52,500       20,000          5,807
 Senior Vice President,   1997  143,333    54,000       30,000          5,552
  Worldwide Sales         1996  126,667    48,750       30,000          5,217

Gary E. Gigot...........  1998  167,131    32,813       20,000          6,482
 Chief Marketing Officer  1997  143,333    45,000            0          5,588
  and Senior Vice         1996  126,667    48,750            0          5,308
  President, Worldwide
  Marketing

Steve M. Gordon (3).....  1998  170,000    33,745            0          5,838
 Chief Financial Officer  1997   96,410    25,276      260,000          3,018
  and  Senior Vice
  President, Finance
  and Administration

Evelyn Cruz Sroufe (4)..  1998   63,045    14,060      150,000            839
 Sr. Vice President,
  Worldwide Operations

--------
(1) Amounts were awarded under the Company's Management Incentive Bonus Plan.
(2) Amounts in 1998 represent matching contributions under the Company's 401(k) savings plan in the amount of $4,290, $4,135, $4,838, $5,513,
    $5,462 and $292 for Messrs. Jaech, Johnson, Buckley, Gigot and Gordon and Ms. Sroufe, respectively, and life insurance premiums paid by the Company for the benefit of Messrs. Jaech, Johnson, Buckley, Gigot and Gordon and Ms. Sroufe in the amount of $459, $473, $969, $969, $376 and $547, respectively. Amounts in 1997 represent matching contributions under the Company's 401(k) savings plan in the amount of $4,723, $4,602, $4,394, $4,430 and $2,892 for Messrs. Jaech, Johnson, Buckley, Gigot and Gordon, respectively, and life insurance premiums paid by the Company for the benefit of Messrs. Jaech, Johnson, Buckley, Gigot and Gordon in the amount of $654, $654, $1,158, $1,158 and $126, respectively. Amounts in 1996 represent matching contributions under the Company's 401(k) savings plan in the amount of $3,831, $4,515, $4,564 and $4,581 for Messrs. Jaech, Johnson, Buckley and Gigot, respectively, and life insurance premiums paid by the Company for the benefit of Messrs. Jaech, Johnson, Buckley and Gigot in the amount of $851, $564, $653 and $727, respectively.
(3) Mr. Gordon joined the Company on February 24, 1997.
(4) Ms. Sroufe joined the Company May 23, 1998.

STOCK OPTIONS

  The following table sets forth certain information on option grants in fiscal year 1998 to the Executive Officers. In addition, in accordance with the Securities and Exchange Commission ("SEC") rules, the hypothetical gains or "option spreads" that would exist for the respective options are shown. The gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The actual value, if any, an Executive Officer may realize will depend on the spread between the market price and the exercise price on the date the option is exercised. Actual gains, if any, on stock option exercises and common stock holdings are dependent upon the future performance of the Company and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                POTENTIAL REALIZABLE VALUE
                                                                                 AT ASSUMED ANNUAL RATES
                                                                               OF STOCK PRICE APPRECIATION
                                          INDIVIDUAL GRANTS                          FOR OPTION TERM
                         ----------------------------------------------------- ----------------------------
                          NUMBER OF
                          SECURITIES     % OF TOTAL
                          UNDERLYING   OPTIONS GRANTED   EXERCISE
                         OPTIONS/SARS  TO EMPLOYEES IN    PRICE     EXPIRATION
          NAME           GRANTED (#)     FISCAL YEAR   ($/SHARE)(1)    DATE        5% ($)        10% ($)
          ----           ------------  --------------- ------------ ---------- ------------- --------------
Jeremy A. Jaech.........         0              0             0
Theodore C. Johnson.....         0              0             0
Timothy J. Buckley......    20,000(2)        1.44         34.63       3/03/08      435,510      1,103,667
Gary E. Gigot...........    20,000(2)        1.44         34.63       3/03/08      435,510      1,103,667
Steve M. Gordon.........         0              0             0
Evelyn Cruz Sroufe......   150,000(3)       10.87         45.44       5/23/08    4,268,310     10,862,350

--------
(1) The exercise price is equal to the average of the high and low trades as reported on the Nasdaq National Market on the date of grant. The exercise price may be paid in cash, by delivery of already-owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.
(2) The options were granted March 3, 1998. One-quarter of the options vest on the first anniversary of the grant date and the remainder vest in equal three-month increments thereafter over the succeeding three years. The options expire 10 years from the date of grant, subject to certain exceptions.
(3) The option was granted May 23, 1998. One-quarter of the option vests on the first anniversary of the grant date and the remainder vests in equal three-month increments thereafter over the succeeding three years. The option expires 10 years from the date of grant, subject to certain exceptions.

STOCK OPTION EXERCISES AND HOLDINGS

  The following table provides information on option exercises in fiscal 1998, including the aggregate value of gains on the date of exercise, by the Executive Officers. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of fiscal year-end. Also reported are the values for "in-the-money" options, which represent the positive spreads between the respective exercise prices of any such existing stock options and the fiscal year-end price of the Company's common stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES


                                                                                    VALUE OF UNEXERCISED
                                                 # OF SECURITIES UNDERLYING             IN-THE-MONEY
                           SHARES                UNEXERCISED OPTIONS/SARS AT       OPTIONS/SARS AT FISCAL
                         ACQUIRED ON   VALUE        FISCAL YEAR END (#)(1)              YEAR END ($)(1)
                          EXERCISE   REALIZED  -------------------------------    -------------------------
NAME                         (#)        ($)    EXERCISABLE      UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
----                     ----------- --------- -------------    --------------    ----------- -------------
Jeremy A. Jaech.........         0           0           0                 0               0            0
Theodore C. Johnson.....         0           0           0                 0               0            0
Timothy J. Buckley......         0           0      26,248            53,752         164,867      136,071
Gary E. Gigot...........   112,500   3,968,685           0            20,000               0            0
Steve M. Gordon.........    26,000     687,625      71,500           162,500          73,737      167,586
Evelyn Cruz Sroufe......         0           0           0           150,000               0            0

--------
(1) For the fiscal year ended October 2, 1998. The average of the high and low trades of the Company's common stock on that date as reported on the Nasdaq National Market was $21.91 per share.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

 Compensation Philosophy

  The Compensation Committee of the Board of Directors (the "Committee") consists of three non-employee directors. The Committee acts on behalf of the Board to establish the general compensation policies and programs for the Company's Executive Officers, including the determination of salaries, the establishment of bonus programs and the granting of stock options. When creating policies and programs, the Committee's goals are to (i) ensure that each Executive Officer has clear goals and accountability with regard to corporate performance; (ii) establish pay opportunities that are competitive based on prevailing practices for the industry, the stage of growth and the markets in which the Company operates; (iii) independently assess operating results on a regular basis in light of expected Company performance; and (iv) align pay incentives with the long-term interests of the Company's shareholders.

  The Committee believes that the compensation of the Chief Executive Officer and the Company's other Executive Officers should be based to a substantial extent on the Company's performance. Consistent with this philosophy, a designated portion of the compensation of each Executive Officer is contingent upon corporate performance and is adjusted, where appropriate, based on actual performance measured against performance objectives. Each Executive Officer's performance for the past fiscal year and objectives for the current year are reviewed, together with the Executive Officer's responsibility level and the Company's fiscal performance versus objectives and potential performance targets for the current year. When establishing salaries, bonus levels and stock option awards for Executive Officers, the Committee considers (i) the Company's financial performance during the past year and recent quarters; (ii) the individual's performance during the past year and recent quarters; and
(iii) the salaries of executive officers in similar positions of companies of comparable size and other companies within the computer software industry. With respect to Executive Officers other than the Chief Executive Officer, the Committee takes into consideration the recommendations of the Chief Executive Officer. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time.

  The Company's Human Resources department obtains executive compensation data from salary surveys that reflect a peer group of other high technology companies, including high technology companies of different sizes, and provides this data to the Committee for its consideration in connection with the determination of levels of compensation and stock option awards. To the extent it deems appropriate, the Committee also considers general economic conditions within the area and within the industry. The companies in the sample from which this data was derived include some but not all of the companies in the industry comparison group in the performance graph found in "Company Stock Price Performance," since this group includes additional companies that the Company competes with for people and talent, in addition to industry-product competitors.

 Components of Compensation

  The key elements of the Company's executive compensation program are base salary, short-term (annual) incentive compensation and long-term incentive compensation. These elements are addressed separately.

  The Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, the Committee considers all elements of an executive officer's total compensation package, including insurance and other benefits.

  Base Salaries. Base salaries are targeted at levels slightly below the median for the peer group of companies and are adjusted by the Committee to recognize various levels of responsibility, individual performance and internal equity issues, as well as external pay practices. The Committee reviews each executive's base salary annually.

  Overall, executive salaries were increased in fiscal year 1998 at rates comparable to the increases provided in the peer group of high technology companies, and salaries remained slightly below median levels for that peer group.

  Short-Term Incentives. The Management Incentive Bonus Plan promotes the Company's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve corporate and individual performance goals.

  Each year, the Committee establishes specific corporate and individual performance goals relating to each executive's bonus opportunity. For fiscal year 1998, performance was based on the Company's revenue and pre-bonus operating income and on a subjective evaluation of individual performance.

  Fiscal year 1998 target bonus awards for each of the executives were generally set slightly above market levels, but required above-average performance from each of the executives to be achievable. For the Company's Executive Officers, the targets ranged from 25% to 40% of base salaries. The actual percentage to be paid was subject to adjustment above or below the target, based on the Company's performance. The Company's performance in fiscal year 1998 met the performance level for pre-bonus operating income and was slightly below the performance level for revenues as specified in the Management Incentive Bonus Plan, and, in accordance with the plan, bonuses were paid to the Executive Officers as shown in the Summary Compensation Table. The payouts ranged from 20% to 31% of the base salaries for each of such Executive Officers. Each Executive Officer received a bonus less than his or her target amount.

  Long-Term Incentives. In keeping with the Company's philosophy of providing a total compensation package that includes at-risk components of pay, long-term incentives consisting of stock option grants comprise a component of an executive's total compensation package. These incentives are designed to motivate and reward executives for maximizing shareholder value and encourage the long-term employment of key employees.

  When granting stock options, the Committee considers executives' levels of responsibility, prior experience, individual performance criteria, previous stock option grants and compensation practices at the peer group of companies used to evaluate total compensation. The size of stock option grants is based primarily on current industry practice and on individual factors. As a result, the number of shares underlying stock option awards varies.

  Because all of the above grants were made at option prices equal to the fair market value of the common stock on the dates of grant, the stock options have value only if the stock price appreciates from the value on the date the options were granted. The use of stock options is intended to focus executives on the enhancement of shareholder value over the long-term and to encourage equity ownership in the Company.

 Other Executive Compensation

  Subject to certain restrictions, the Company provides programs to Executive Officers that are also available to other Company employees, including a 401(k) plan with certain Company matching, an employee stock purchase program permitting employees to purchase Company stock at a discount, certain health club and transportation subsidies, medical, dental and vision benefits, and a
Section 125 plan.

 Compensation of the Chief Executive Officer

  At his request, in fiscal year 1998 the Company's Chief Executive Officer, Mr. Jaech, received an annualized base salary of $130,000, which equaled his fiscal year 1997 salary.

  For fiscal year 1998, Mr. Jaech's target bonus award was 30% of base salary. The actual percentage to be paid was subject to adjustment above or below the target, based on both Company and individual performance. Consistent with the Company's philosophy of providing incentives for and rewarding exceptional performance, Mr. Jaech received a bonus payment under the Management Incentive Bonus Plan equal to 23% of his base salary, which bonus reflected that Mr. Jaech's performance met expectations and that the Company's pre-bonus operating income met the target performance level established under the plan but revenues were slightly below the target performance level established under the plan.

  The Committee recognizes that Mr. Jaech is one of the Company's founders and is also one of its largest shareholders. Because of his large share ownership, to date Mr. Jaech has declined any stock option grants, although he may receive stock option grants in the future.

 Policy With Respect to the $1 Million Deduction Limit

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the federal corporate income tax deduction for compensation paid to executive officers named in the summary compensation table in the proxy statement of a public company to $1 million, unless the compensation is "performance-based compensation" or qualifies under certain other exceptions. The Committee intends to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with the best interests of the Company. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Company may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m); deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation.

 Conclusion

  The Committee believes these executive compensation policies and programs serve the interests of shareholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the shareholders' benefit.

                                     The Compensation Committee of the Board
                                      of Directors

                                     Tom Byers, Ph.D.
                                     John R. Johnston
                                     Douglas J. Mackenzie

COMPANY STOCK PRICE PERFORMANCE

  In accordance with SEC rules, the following performance graph compares the cumulative total shareholder return on the Company's common stock between November 10, 1995 (the date the Company's common stock commenced public trading) and October 2, 1998 (the end of the Company's 1998 fiscal year) with the cumulative total return of a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company over the same period. The Company has selected the Nasdaq Stock Market (US) Index for the broad equity index and the Hambrecht & Quist Computer Software Index as an industry standard. The stock price information shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF 34 MONTH CUMULATIVE TOTAL RETURN
         AMONG VISIO CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
               AND THE HAMBRECHT & QUIST COMPUTER SOFTWARE INDEX


                       [PERFORMANCE GRAPH APPEARS HERE]


                          NOVEMBER 10, 1995 SEPTEMBER 27, 1996 OCTOBER 3, 1997 OCTOBER 2, 1998
                          ----------------- ------------------ --------------- ---------------
Visio Corporation.......        $100               $270             $497            $256
Nasdaq Stock Market (US)
 Index..................         100                116              159             156
H&Q Computer Software
 Index..................         100                117              152             141


Notes:

  (1) The performance graph assumes that $100 was invested in the Company's common stock and in each Index on November 10, 1995.

  (2) The total return for the Nasdaq Stock Market (US) Index and the H&Q Computer Software Index assumes the reinvestment of dividends. Dividends have not been declared on the Company's common stock. Historical returns are not necessarily indicative of future performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Prior to May 23, 1998, Ms. Sroufe was a partner in the law firm of Perkins Coie LLP. Between October 1, 1997 and May 23, 1998, the Company incurred approximately $380,000 of fees for legal services rendered by Perkins Coie LLP. During that period, Ms. Sroufe was the primary client relationship attorney with respect to the Company's account.

CHANGE-IN-CONTROL ARRANGEMENTS

  Under the Company's 1995 Long-Term Incentive Compensation Plan (the "1995 Plan"), in the event of certain mergers or consolidations, a sale of substantially all the assets or a liquidation of the Company or certain other corporate transactions, each option, stock appreciation right or stock award that is at the time outstanding will automatically accelerate so that each such award shall, immediately prior to such corporate transaction, become 100% vested, except that such award will not so accelerate if and to the extent:
(a) such award is, in connection with the corporate transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable award for the purchase of shares of the capital stock of the successor corporation or its parent corporation, (b) such award is to be replaced with a cash incentive program of the successor corporation that preserves the spread existing at the time of the corporate transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such award, (c) the Company's accountants determine that the acceleration of awards would render unavailable "pooling of interest" accounting for a corporate transaction that would otherwise qualify for such accounting treatment, or (d) the acceleration of such award is subject to other limitations imposed by the instrument evidencing the award. Any such awards that are assumed or replaced in the corporate transaction and do not otherwise accelerate at that time shall be accelerated in the event the holder's employment or services should subsequently terminate within two years following such corporate transaction, unless such employment or services are terminated by the Company for "Cause" or by the holder voluntarily without "Good Reason" (as such terms are defined under the 1995 Plan).

  In the event of a corporate transaction that triggers the provision of the 1995 Plan that is described in the preceding paragraph, if Mr. Gordon's employment is terminated without cause within 12 months of such corporate transaction or is continued in a position other than Chief Financial Officer, then that number of the stock options initially granted to Mr. Gordon such that 130,000 of such options would have been fully vested as of the effective date of such corporate transaction shall automatically accelerate and become exercisable in full immediately prior to such corporate transaction. There are no such acceleration provisions in any other awards to the Executive Officers.

  Under the Company's 1990 Stock Option Plan (the "1990 Plan"), in the event of certain "Changes in Control" (as defined under the 1990 Plan), unless otherwise determined by the Board of Directors prior to the Change in Control
(i) all options granted under the 1990 Plan become fully exercisable and (ii) all optionees under the 1990 Plan have the right, in lieu of exercising any nonqualified stock option, to elect within 90 days of the Change in Control to receive in cash an amount equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise of the election.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and Executive Officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the National Association of Securities Dealers. Such officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended October 2, 1998, all
Section 16(a) filing requirements applicable to its Executive Officers, directors and 10% shareholders were complied with, except that Forms 4 due in February 1998 for Messrs. Buckley, Byers, Jaech, Johnson, Johnston and Mackenzie were filed one day late due to an administrative error.

                                  PROPOSAL 2

                    RATIFICATION OF APPOINTMENT OF AUDITORS

  The Board of Directors has appointed Ernst & Young LLP as the independent auditors for the Company for fiscal year 1999 and recommends that the shareholders vote for ratification of such appointment. Ernst & Young LLP has audited the Company's financial statements since fiscal year 1993.

  Shareholder ratification of the appointment of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the appointment of Ernst & Young LLP for shareholder ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Board will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Board, in its discretion, may direct the appointment of a new independent accounting firm at any time during the fiscal year if the Board feels that such a change would be in the best interests of the Company and its shareholders.

  Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

BOARD RECOMMENDATION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

                                OTHER BUSINESS

  The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Shareholders. However, as to any other business which may properly come before the meeting, proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Wm. Kenneth McGraw

                                          Wm. Kenneth McGraw
                                          General Counsel and Secretary

Seattle, Washington
January 8, 1999

   A COPY OF THE COMPANY'S FORM 10-K REPORT FOR FISCAL YEAR 1998, CONTAINING INFORMATION ON OPERATIONS, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION,
                  IS AVAILABLE UPON REQUEST. PLEASE WRITE TO:

                         INVESTOR RELATIONS DEPARTMENT
                               VISIO CORPORATION
                                520 PIKE STREET
                                  SUITE 1800
                           SEATTLE, WASHINGTON 98101

    (C) 1999 Visio Corporation. All rights reserved.
    Part No. 13957-0199

P
R                              VISIO CORPORATION
O           520 PIKE STREET, SUITE 1800, SEATTLE, WASHINGTON 98101
X
Y         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Jeremy A. Jaech and Theodore C. Johnson as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Visio Corporation held of record by the undersigned at the close of business on December 21, 1998 at the Annual Meeting of Shareholders to be held on February 24, 1999, or any adjournment or postponement thereof.

               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                           . FOLD AND DETACH HERE .

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE        Please mark
MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.         your votes   [X]
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR"       as indicated
PROPOSALS 1 AND 2.

      FOR ALL NOMINEES LISTED               WITHHOLD AUTHORITY TO
     BELOW (EXCEPT AS MARKED TO             VOTE FOR ALL NOMINEES
        THE CONTRARY BELOW)                     LISTED BELOW
               [ ]                                   [ ]

1. ELECTION OF DIRECTORS:

   (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

             J. Jaech                     T. Johnson

             T. Alberg                    T. Byers

             J. Johnston                  D. Mackenzie

             S. Oki

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP as the Company's independent auditors for fiscal year 1999.

                FOR                AGAINST              ABSTAIN
                [ ]                  [ ]                  [ ]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                             Please sign exactly as name appears
                                             to the left. When shares are held
                                             by joint tenants, both should sign.
                                             When signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give full title as such. If
                                             a corporation, please sign in full
                                             corporate name by President or
                                             other authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.

                                             Date:                        , 1999
                                                   -----------------------

                                             -----------------------------------
                                                          Signature

                                             -----------------------------------
                                                  Signature if held jointly

                           . FOLD AND DETACH HERE .

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